UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2014

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On August 6, 2014, we entered into a securities purchase agreement with JDF Capital Inc. dated July 22, 2014 pursuant to which we issued to JDF Capital a convertible promissory note in the aggregate principal amount of $708,000, which amount includes the purchase price of $600,000 plus 18 months prepaid interest at the rate of 12% per annum. The convertible note has a maturity date of January 22, 2016 and is convertible in whole or in part into shares of our common stock at price per share equal to 65% of the lowest reported sale price of our common shares during the 20 trading days prior to July 22, 2014 ($0.04) or prior to the applicable conversion date. Our company will have the option to prepay the note within 60 days subject to a 10% penalty, within the subsequent 60 days days subject to a 20% penalty, or anytime thereafter prior to maturity subject to a 30% penalty. The purchase price of the promissory note is payable in six installments beginning upon the effective date of the agreement (which amount has been paid) and monthly thereafter beginning on August 22, 2014. The promissory note is secured in first position against all assets of our subsidiary, Alta Disposal Ltd., pursuant to a General Security Agreement between Alta and JDF Capital.

As additional consideration for the proceeds of the convertible note, we issued to JDF Capital warrants exercisable for 5 years to purchase up to 17,700,000 shares of our common stock at an exercise price of $0.04 per share, subject to cashless exercise provisions.

Item 9.01        Financial Statements and Exhibits

10.1	Securities Purchase Agreement dated July 22, 2014 with JDF Capital Inc.

10.2	Convertible Promissory Note dated July 22, 2014

10.3	Common Stock Purchase Warrant dated July 22, 2014

10.4	General Security Agreement between Alta Disposal Ltd. and JDF Capital Inc. dated July 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director

August 6, 2013